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                                                                   Exhibit 10.31

                             NORTHWIND ALADDIN, LLC

                       A NEVADA LIMITED-LIABILITY COMPANY

                       LIMITED LIABILITY COMPANY AGREEMENT

      LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement"), dated as of March 18, 1999 of Northwind Aladdin, LLC.

                                    RECITALS:

      A. UTT Nevada, Inc., a Nevada corporation ("Unicom"), is an affiliate of Unicom Thermal Technologies Inc.

      B. Nevada Electric Investment Company, a Nevada corporation ("NEICO"), is an affiliate of Nevada Power Company.

      C. Unicom and NEICO desire to form a Nevada limited-liability company (the "Company") for the purpose of owning, constructing, operating, managing and dealing with facilities for the production of chilled water and hot water and emergency electric power and the distribution of chilled water, hot water and electricity to supply the cooling, heating and electricity needs of the hotel, shopping and casino complex on Las Vegas Boulevard South being developed by Aladdin Gaming, LLC, Aladdin Bazaar, LLC and Aladdin Music, LLC (such complex being herein referred to as the "Redeveloped Aladdin") in Clark County, Nevada. Unicom and NEICO have agreed to form, capitalize and operate the Company on the terms set forth in this Agreement. NEICO and Unicom, in addition to any subsequent transferees of Interests pursuant to Article IX hereof, shall collectively be referred to as the "Members".

      NOW, THEREFORE, the Members, intending to be legally bound, agree as follows.

                                   ARTICLE I

                               GENERAL PROVISIONS

      SECTION 1.01 ORGANIZATION AND NAME. Subject to Section 1.08 hereof, the name of the Company shall be "Northwind Aladdin, LLC". The Members agree to execute such certificates or documents and make such filings and recordings and do all other acts as may be required in order to comply with all applicable laws. This Agreement shall constitute the limited-liability company operating agreement of the Company within the meaning of the Nevada Limited-Liability Companies Statutes, Nevada Revised Statutes, Chapter 86 ("LLC Statutes").

      SECTION 1.02 PURPOSES. The purposes of the Company shall be:

      (a) to own, construct, operate, manage and deal with facilities for the production of chilled water, and hot water and emergency electric power and the distribution of chilled water, hot water and electricity to supply the cooling, heating and electricity needs of the Redeveloped Aladdin (the "Project"), and to engage in such business and other activities as are reasonably incidental to the Project; and

      (b) to carry on any other lawful business, purpose or activity permitted by the LLC Statutes to be conducted by a limited-liability company.

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The Company shall have all legal powers and privileges, together with any powers incidental hereto, to conduct, promote and attain the businesses, purposes and activities of the Company.

      SECTION 1.03 OFFICES; REGISTERED AGENT.

      (a) The business office of the Company Shall be at a location in Las Vegas, Nevada separate from any premises occupied by NEICO's corporate parent, Nevada Power Company, as the Board of Managers (described in Section 4.01) may determine from time to time.

      (b) The registered agent and registered office of the Company shall be Northwind Las Vegas, LLC, 6655 West Sahara Avenue, Suite B102, Las Vegas, Nevada 89146. The Board of Managers may designate, from time to time, such other registered agent and registered offices as the Managers may, in their sole judgment, deem appropriate. The Company shall use its best efforts to deliver to each Member copies of all substantive notices delivered by the registered agent to the Company.

      SECTION 1.04 EFFECTIVE DATE; TERM. This Agreement shall be effective upon the later of the date that it has been executed by Unicom and NEICO or the rate on which the Nevada Secretary of State issues a certificate that the Articles of Organization have been filed. Unless otherwise agreed by a unanimous vote of the Members, the Company shall dissolve, and this agreement shall terminate, on December 31, 2022, unless earlier dissolved and terminated as provided in
Article XI.

      SECTION 1.05 FISCAL YEAR. The "Fiscal Year" or the Company shall terminate on December 31st of each year, or such other date as the Company shall dissolve and liquidate as herein provided.

      SECTION 1.06 LIMITED LIABILITY. The debts obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.

      SECTION 1.07 TAX TREATMENT. The Company elects to be treated as a partnership for tax purposes under Subchapter K of the Internal Revenue Code of 1986, as amended (the "Code").

      SECTION 1.08 LICENSE OF NAME. For so long as Unicom is a Member of the Company, Unicom will grant the Company a non-exclusive license of the name "Northwind" and its associated good will pursuant to the terms of a license agreement in substantially the form attached hereto as Exhibit A (as executed, the "License Agreement"). Each of NEICO and the Company acknowledge and agree that the name "Northwind" is proprietary to Unicom and will not be used by NEICO, the Company or any of their respective affiliates without the consent of Unicom or as permitted by the License Agreement.

                                   ARTICLE II

                                 CAPITALIZATION

      SECTION 2.01 INTERESTS.

      (a) The equity of the Company shall be divided into interests which will be known as "Interests." The Company shall have the authority to issue one hundred (100) Interests. Except as otherwise expressly provided for herein, all Interests shall be identical in all respects and shall, except as otherwise provided herein, entitle the holders thereof to the same rights and privileges with respect to each Interest, subject to the same qualifications, limitations and restrictions.


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      (b) The owner of any interest shall be a Member of the Company.

      SECTION 2.02 SUBSCRIPTION FOR INITIAL INTERESTS. Unicom hereby subscribes to purchase seventy five (75) Interests for the purchase price of $5.00 per Interest. NEICO hereby subscribes to purchase twenty five (25) Interests for the purchase price of $5.00 per Interest. The subscriptions of the Members shall be payable in cash upon the call of the Board of Managers of the Company, which call shall be made within ninety (90) days after the effective date of this Agreement. The Interests initially issued to Unicom are hereafter referred to as the "Unicom Interests"; the Interests initially issued to NEICO are hereafter referred to as the "NEICO Interests."

      SECTION 2.03 APPROVED CAPITAL CALLS.

      (a) Prior to funding in full their respective obligations under the "Equity Contributor Agreements" referred to below, neither Unicom nor NEICO shall make any further contributions to the capital of the Company (including, without limitation, pursuant to Section 2.03(b) or Section 2.03(c) hereof). Unicom and NEICO hereby acknowledge and agree that it is their intent to have the Company finance 100% of the costs of construction of the Project (including, without limitation, construction period interest costs) and, in connection with such financing, Unicom and NEICO have agreed to enter into equity contribution agreements (the same, as executed by the parties thereto, and as they may be amended, modified or supplemented and in effect from time to time, being referred to herein as the "Equity Contribution Agreements") under which Unicom and NEICO will be obligated to contribute additional equity to the Company upon completion of the Project (but in any event by not later than March 1, 2001) of up to $12,000,000 and $4,000,000, respectively, with the proceeds of such contributions to be applied to repayment of a portion of the construction indebtedness incurred by the Company. Unicom and NEICO hereby further acknowledge and agree that the amounts of equity which they (or either of them) contribute to the Company in satisfaction of their respective obligations under the Equity Contribution Agreements shall be Approved Calls hereunder per se and shall not require any Drawdown Notices or other or further action by the Board of Managers, the General Manager or the Members beyond the provisions of this
Section 2.03(a).

      (b) Except as otherwise provided in Section 2.03(a), promptly upon its approval of each Approved Annual Budget, as provided in Section 4.08(b), the Board of Managers shall approve, by unanimous vote, a "Capital Call Schedule," which shall set forth the amount of any additional capital needed to fund such Approved Annual Budget, the times, or approximate times, at which such additional capital will be needed by the Company, and the amount of such capital anticipated to be provided by additional equity contributions of the Members. The Board of Managers' approval of a Capital Call Schedule shall constitute the legal and binding commitment of each Member to make its Proportionate Share (determined at the Time of the capital call) of the capital calls provided for in such Capital Call Schedule. The Board of Managers shall, upon its own election or upon the demand of any Member, issue such Drawdown Notices pursuant to Section 2.04 as may be necessary to make the capital calls provided for in any Capital Call Schedule.

      (c) In the event that the Board of Managers approves a Capital Call Schedule with respect to any Approved Annual Budget and (i) an unexpected event occurs which is (ii) outside the control of the Members and the General Manager, and which (iii) causes the capital needs of the Company with respect to the Approved Annual Budget to exceed the amount of the capital calls provided for in the Capital Call Schedule, then any Member may request that the Board of Managers issue, and the Board of Managers shall promptly issue, a Drawdown Notice in an amount necessary to require the contribution of the additional capital needed to fund any such deficiency (an "Extraordinary Capital Call"); provided that the aggregate amount of all Extraordinary Capital Calls made with respect to any Approved Annual Budget


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may not exceed twenty percent (20%) of the amount of the capital calls originally anticipated with respect to such Approved Annual Budget in the Capital Call Schedule approved by the Board of Managers.

      (d) Capital calls made pursuant to Section 2.03(a), (b) or (c) are hereinafter referred to as "Approved Calls." "Proportionate Share" means, with respect to any Member, a fraction in which the numerator is the number of Interests owned by such Member and the denominator is the number of Interests owned by all Members.

      (e) The aggregate amount of all Approved Calls which the Company may make upon its Members hereunder shall not exceed $16,000,000 unless the Members shall otherwise agree.

      SECTION 2.04 DRAWDOWN NOTICES AND PROCEDURES.

      (a) The Members shall make the additional capital contributions pursuant to an Approved Call at such times as the Board of Manager shall specify in a notice (a "Drawdown Notice") delivered to each Member; provided that no Drawdown Notice shall be required in respect of any capital contribution required under
Section 2.03(a), which shall be funded as and when required by the Equity Contribution Agreements. All capital contributions made pursuant to Section 2.03(a) shall be made in cash. All additional capital contributions shall be made in cash unless prior to issuing the Drawdown Notice, a Member and the Board of Managers agree that such Member's contribution may be made all or in part in the form of specific property Contributions which include property must cause a net increase to the contributing Member's Capital Account (described in Article
III) in the same amount as had the entire contribution been made in cash. Contributions shall be made on the date specified in the applicable Drawdown Notice, provided that capital contributions required under Section 2.03(a) shall be funded as and when required by the Equity Contribution Agreements. Drawdown Notices for each Approved Call requiring a Drawdown Notice hereunder shall be sent simultaneously to all Members and shall require that each Member make its contribution of additional capital at the same time and on essentially the same terms as the other Members.

      (b) Each Drawdown Notice shall specify:

            (i) the purpose for which the Approved Call was made and the expected uses of the additional capital contribution;

            (ii) the aggregate capital contribution to be made by all Members;

            (iii) the Member's Proportionate Share of the additional capital contribution, and specify whether it is to be paid in cash or the terms of any agreement that payment will include property; and

            (iv) the date on which payment or delivery of the additional contribution is due to the Company (which shall not be less than twenty
      (20) business days or more than ninety (90) days following the date of the Drawdown Notice).

      (c) In the event that the Board of Managers fails or refuses to issue a Drawdown Notice pursuant to an Extraordinary Capital Call as required by Section 2.03(c), any Member may issue the Drawdown Notice in place of the Board of Managers.

      SECTION 2.05 DEFAULT BY MEMBERS. Each Member agrees that payment of its obligations under this Agreement when due is of the essence, that any default by a Member in its obligation to make an Approved Call would cause injury to the Company and to the other Members, and that the amount of


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damages caused by such an injury would be extremely difficult to calculate.
Accordingly, if a Member defaults in its obligations to make an Approved Call pursuant to Section 2.04(a) or otherwise, any non-defaulting Member shall be entitled to send the defaulting Member a notice of default (a "Default Notice"). If the defaulting Member fails to cure its default within five (5) business days following its receipt of a Default Notice, the non-defaulting Members may pursue, at the option of the majority in Interest of the non-defaulting Members, any or all of the following remedies:

            (a) the non-defaulting Members may pursue any and all remedies which they may have at law or in equity against the defaulting Member for breach of this Agreement; and

            (b) the non-defaulting Members may advance the additional capital contribution which was supposed to be made by the defaulting Member, in such proportions as the majority in Interest of the non-defaulting Members may decide, with the following results:

                  (i) the sums advanced constitute loans from the non-defaulting
            Members to the defaulting Member,

                  (ii) the principal balance of each loan and all accrued
            interest thereon shall be due and payable on the fortieth (40th) day after written demand by the non-defaulting Members(s) which made the loan to the defaulting Member,

                  (iii) each loan will bear interest at a rate equal to the
            higher of (A) fifteen percent (15%) per annum, or (B) the prime rate of interest charged from time to time by First Chicago/NBD Bank or its successors plus five percent (5%) per annum, from the day that the loan was made until the date that the loan, together with all interest accrued on it, is repaid to the non-defaulting Member which made the loan,

                  (iv) all distributions from the Company that otherwise would be made to the defaulting Member (whether before or after dissolution of the Company) instead shall be paid to the non-defaulting Members making such loans until the loans and all interest accrued on them have been paid in full to the non-defaulting Members (with payments applied first to accrued and unpaid interest and then to principal); and

                  (v) each of the non-defaulting Members which shall have made a loan hereunder shall have the right, in addition to the other rights and remedies granted to it in this Agreement, to take any action that the non-defaulting Member may deem appropriate to obtain payment by the defaulting Member of the loan and all accrued interest on it, and the costs and expenses (including attorneys' fees) incurred by the non-defaulting Member in obtaining such payment shall be paid by the defaulting Member.

      SECTION 2.06 CERTIFICATED INTERESTS. Certificates shall be issued in respect to the Interests of the Company as evidence thereof. Each Member agrees that each Interest shall be a "security" governed by and as defined in Article 8 of the Uniform Commercial Code as in effect in the State of Nevada.

      SECTION 2.07 LOANS BY MEMBERS. In the event that the Board of Managers determines that the original subscriptions of the Members and the amounts of any additional capital contributions made by the Members will be insufficient to provide for the working capital needs of the Company, the Company may borrow additional funds from one or more of the Members on terms and subject to conditions which are, in the opinion of the Board of Managers, fair and reasonable to the Company and mutually acceptable to the Members. The Members shall have no obligation to make any such loans. If all Members are unwilling to provide additional financing to the Company, the Company may borrow


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money from any third party on terms and subject to conditions which the Board of
Managers agree are fair and reasonable to the Company. No advance of funds by any Member to the Company shall entitle the Member to additional Interests in the Company, nor shall any loan by a Member to the Company constitute an Approved Call or otherwise constitute a capital contribution.

                                  ARTICLE III

                 CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

      SECTION 3.01 CAPITAL ACCOUNTS. A capital account ("Capital Account") shall be established and maintained for each Member. A Member that has more than one interest shall have a single Capital Account that reflects all such Interests, regardless of the time or manner in which such Interests were acquired.

            (a) The balance of Unicom's and NEICO's Capital Accounts shall be calculated as follows:

                  (i) begin with the amount of money contributed by that Member to the Company to purchase Initial Interests pursuant to Section
            2.02 and to make Approved Calls pursuant to Sections 2.03 and 2.04;

                  (ii) increase it by the fair market value of property (without duplication of any amounts included in clause (i) immediately preceding) contributed by that Member to the Company pursuant to Sections 2.03 and 2.04 (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code);

                  (iii) increase it by allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation
            Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i);

                  (iv) decrease it by the amount of money distributed to that
            Member by the Company;

                  (v) decrease it by the fair market value of property (as
            determined by the Board of Managers and without duplication of any amounts included in clause (iv) above) distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under
            Section 752 of the Code);

                  (vi) decrease it by allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code;

                  (vii) should a Member transfer Interest(s) pursuant to Article
            IX, decrease its Capital Account by the amount transferred to the transferee's Capital Account; provided, however, that should NEICO transfer its Interests to Unicom pursuant to Section 9.07, such transfer shall be deemed to have occurred on the date of this Agreement;

                  (viii) decrease it by allocations of Company loss and
            deduction (or items thereof), including loss and deduction described in Treasury Regulation Section 1.704-


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            1(b)(2)(iv)(g), but excluding items described in (vi) above and loss or deduction described in Treasury Regulation Section
            1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii); and

                  (ix) The Members' Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation
            Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g). Thus the Members' Capital Accounts shall be increased or decreased to reflect a revaluation of the Company's property on its books based on the fair market value of the Company's properly on the date of adjustment immediately prior to:

                        (A) the contribution of money or other property to the
                  Company by a new or existing Member as consideration for all Interest or an increased Proportionate Share,

                        (B) the distribution of money or other property by the
                  Company to a Member as consideration for an Interest, or

                        (C) the liquidation of the Company.

            (b) The balance in the Capital Account of any Member other than Unicom and NEICO shall be calculated as follows:

                  (i) begin with that amount which was transferred to such
            Member's Capital Account upon the transfer of Interest(s) pursuant to Article IX and in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(1); and

                  (ii) thereafter, increase and decrease in accordance with the requirements of Section 3.01(a)(ii) through (ix) above.

      SECTION 3.02 ALLOCATIONS.

            (a) For purposes of maintaining the Capital Accounts pursuant to
      Section 3.01 and for income tax purposes, except as provided in Section 3.04, each item of income, gain, loss, deduction and credit of the Company shall be allocated to the Members in proportion to each Member's Proportionate Share.

            (b) All items of income, gain, loss, deduction and credit allocable to any Interest that may have been transferred shall, except as otherwise required by Sections 3.01(a)(vii) and 3.04, be allocated between the transferor and the transferee on any basis upon which they may agree; provided, however, that any allocation must be made in accordance with a method permissible under Section 706 of the Code and the Treasury Regulations under it.

      SECTION 3.03 ALLOCATION UPON SALE OF SUBSTANTIALLY ALL ASSETS ON LIQUIDATION. Notwithstanding any other provision of this Agreement, if the Company sells substantially all of its assets or liquidates in accordance with
Article XI, then the net income or net loss of the Company (and all items included in the computation thereof), as the case may be, for the year of such sale or liquidation shall first be allocated to each Member to the extent of that Member's Catch-Up Amount. The "Catch-Up Amount"


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for each Member shall be the amount necessary to adjust that Member's Capital
Account, as determined after taking into account all capital adjustments for the year during which such sale or liquidation occurs (other than those made by reason of this Section 3.03 or distribution of the proceeds from the sale of substantially all of the assets of the Company), in an amount equal to the product of:

            (i) the percentage of cash and fair market value of the Company's assets, net of all outstanding debts and liabilities of the Company, that such Member would be entitled to if such net cash and property were distributed in accordance with Sections 3.05(a) and (c), multiplied by

            (ii) the sum of the aggregate Capital Accounts of all Members, as determined after taking into account all Capital Account adjustments for the year of the Company during which such sale or liquidation occurs (other than those made by reason of this Section 3.03 or distribution of the proceeds from the sale of substantially all of the assets of the Company) and the net income or net loss of the Company to be allocated pursuant to this Section 3.03.

      SECTION 3.04 ALLOCATIONS FAR TAX PURPOSES. For federal income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as each correlative item of income, gain, loss and deduction is allocated for Capital Account purposes pursuant to this Article III, except that gain or loss with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using any method permitted by applicable Treasury Regulations; provided, however, that should NEICO transfer its Interests to Unicom pursuant to Section 9.07, such transfer shall be deemed to have occurred for Federal income tax purposes on the date of this Agreement.

      SECTION 3.05 DISTRIBUTIONS.

      (a) From time to time (but at least once each calendar year) prior to the commencement of winding up under Section 11.01, the Board of Managers shall determine in its reasonable judgment to what extent (if any) the Company's cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions and a reasonable contingency reserve. If such an excess exists, the Board of Managers shall cause the Company to distribute to the Members, in accordance with their Proportionate Shares, any amount in cash equal to that excess.

      (b) Distribution made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Section 11.03.

      (c) From time to time the Board of Managers also may cause property of the Company other than cash to be distributed to the Members, which distribution must be made in accordance with their Proportionate Shares, and may be made subject to existing liabilities and obligations. Immediately prior to such a distribution, the Capital Accounts of the Members shall be adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(f). No right is given to any Member to demand or receive property other than cash except as provided in this
Section 3.05(c).

      SECTION 3.06 WITHDRAWALS OF CAPITAL. Members are prohibited from resigning as Members or withdrawing capital, other than as provided for by this Agreement.


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                                   ARTICLE IV

                                   MANAGEMENT

      SECTION 4.01 BOARD OF MANAGERS. The business and affairs of the Company shall be managed by or under the direction of the Board of Managers. The Board of Managers shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner and shall devote such time to the Company affairs as they shall, in their discretion exercised in good faith, determine is reasonably necessary for the conduct of such affairs; provided, however, that it is expressly agreed that Managers shall not be required to devote their entire time or attention to the business of the Company.

      SECTION 4.02 NUMBER. While Unicom, any "Unicom Affiliates" (as defined in
Section 9.01), NEICO and any "NEICO Affiliates" (as defined in Section 9.01) are the only Members of the Company: (i) the number of Managers on the Board shall be four (4); (ii) the holders of a majority of the Unicom Interests shall appoint three (3) Managers; and (iii) the holders of a majority of the NEICO Interests shall appoint one (1) Manager. NEICO hereby acknowledges that Unicom has indicated that it may desire to transfer up to 24 Interests to an entity which is not a Unicom Affiliate, subject to compliance with the applicable requirements of Article IX hereof. Accordingly, in the event of a transfer of 20 or more Interests by Unicom to an entity which is not a Unicom Affiliate, (w) the number of Managers on the Board shall be increased from four (4) to five;
(x) the holders of a majority of the Unicom Interests, other than the Interests so transferred, shall continue to be entitled to appoint three (3) Managers; (y) the holders of a majority of the NEICO Interests shall continue to be entitled to appoint one (1) Manager; and (z) the holders of a majority of the Interests which have been so transferred shall be entitled to appoint one (1) Manager. Appointments of Managers shall be effective upon filing a Notice of Appointment in the Company records at the business office. The notice of Appointment shall include the Manager's name, business address, phone number and facsimile number. A copy of the Notice of Appointment shall be contemporaneously served upon each Member and every other Manager.

      SECTION 4.03 REMOVAL AND RESIGNATION. Any Manager may be removed at any time, with or without cause, by the Member entitled to appoint such Manager. Any Manager may resign at any time upon written notice to the Company. Removals and resignations shall be effective upon filing notice thereof in the Company records, with a copy served upon each Member and each Manager.

      SECTION 4.04 VACANCIES. Vacancies in the Board of Managers shall be promptly filed by the Member(s) entitled to appoint the Manager no longer in office. Each Manager so chosen shall hold office until a successor is duly appointed or until his or her earlier death, resignation or removal as herein provided.

      SECTION 4.05 MEETINGS OF THE BOARD OF MANAGERS. Regular meetings of the Board of Managers may be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board. Board meetings shall be held at least twice each Fiscal Year. Special meetings of the Board of Managers may be called by or at the request of the General Manager (described in Section 4.08(c)) or any Manager on at least forty-eight (48) hours notice to each Manager, either personally, by telephone, by mail or by telecopier. The Board of Managers may act at any time without prior notice by unanimous written consent. Minutes of the Board of Managers meetings shall be taken and kept in the business office with the other Company records. Upon agreement of all Managers, meetings of the Board may be conducted by telephone conference call.

      SECTION 4.06 QUORUM, REQUIRED VOTE AND ADJOURNMENT. At all times when the Board of Managers is comprised of four (4) Managers pursuant to the first sentence of Section 4.02 hereof, the attendance of two (2) Managers, comprised of one (1) Manager representing a majority of the Unicom


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Interests and one (1) Manager representing a majority of the NEICO Interests, shall constitute a quorum for the transaction of any business by the Board of Managers. At any time when the Board of Managers is comprised of five (5) Managers pursuant to the third sentence of Section 4.02 hereof, the attendance of four (4) or more Managers shall constitute a quorum for the transaction of any business by the Board of Managers.

      Any action of the Board of Manager shall require the unanimous Vote of all Managers attending the meeting, except that if all Managers are present at a meeting (and all positions on the Board of Managers are then occupied), then any action, other than approval of any Annual Budget or Capital Call Schedule or any amendment to this Agreement, may be taken by the affirmative vote of three (3) of the Managers present. If a quorum shall not be present at any meeting of the Board of Managers, the Manager present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

      SECTION 4.07 RELATED PARTY TRANSACTIONS. The Board of Managers may, on behalf and at the expense of the Company, engage themselves or any firm in which a Member or Manager has an interest, to render services to the Company on such terms as the Board of Managers determines to be reasonable and appropriate. Any such interest shall be disclosed by the Member which holds such interest (or the Manager who holds such interest) to the other Member prior to the authorization of such transaction by the Company. Compensation payable to a Member or its affiliates shall be treated as a Code Section 707(a) or 707(c) payment, as the case may be, and shall be treated as an operating expense of the Company and shall not be treated as cash available for distribution under Section 3.05. The Board of Managers may elect to reimburse any Member or Manager, and their respective affiliates, for any and all reasonable out-of-pocket costs and expenses incurred by them in connection with the activities and operations of the Company. The Company shall not hire or pay any compensation to any family member of any individual affiliate of a Member without the consent of all of the Members. Each of Unicom and NEICO will enter into Service Agreements with the Company after the date of this Agreement containing such terms and provisions as the parties shall negotiate in good faith.

      SECTION 4.08 AUTHORITY AND RESPONSIBILITY.

      (a) The Managers shall have all legal powers and authority with respect to the Company which the LLC Statutes permit to be vested in managers of manager-managed limited-liability companies.

      (b) The Board of Managers shall prepare the following budgets for the
Company:

            (i) An annual budget at least ninety (90) days prior to the beginning of each Fiscal Year, which annual budget shall include all anticipated revenue and all anticipated operating and capital expenses for the upcoming year, which, until completion of the Project, shall include a detailed separate budget for capital expenditures for the Project for such Fiscal Year. The budget for the first partial year of operation shall be prepared within thirty (30) days of the effective date of this Agreement. Once approved by the Board of Managers, the annual budget shall be referred to as the "Approved Annual Budget".

            (ii) As soon as practicable before the beginning of each quarter of each Fiscal Year, the Board of Managers shall review its estimates of revenues and expenses and capital expenditures, as such estimates are set forth in the Approved Annual Budget for such Fiscal Year, and shall propose amendments to such Approved Annual Budget as necessary to reflect any changes in such estimates. Should the need arise to amend the Approved Annual Budget at other times, the Board of Managers may do so, in which event such amended budget shall be the Approved Annual Budget for all purposes.

            (iii) As soon as practicable following the end of each quarter of each Fiscal Year, the Board of Managers shall prepare a detailed statement of actual aggregate revenues and actual costs and expenses (including capital expenditures) with respect to the Company during such quarter.

      (c) The Board of Managers may hire a General Manager to be in general charge of the day-to-day operations of the Company, provided that the General Manager shall always act under the supervision and control of the Board of Managers. The responsibilities of the General Manager shall include:

            (i) The General Manager shall facilitate all meetings of the Board of Managers.

            (ii) The General Manager shall see that all orders and resolutions of the Board of Managers are carried into effect.

            (iii) The General Manager may, upon the direction of the Board of Managers, employ other personnel and contract for services, including legal, audit, financial, professional, consulting services, or clerical services incidental to the operation of the Company.

            (iv) The General Manager shall execute such contracts as have been approved by the Board of Managers, except where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other agent.

            (v) The General Manager shall make payments for goods and services necessary to implement orders and resolutions of the Board of Managers, within the limitations set forth in the Approved Annual Budget, subject to the requirement that any obligation in an aggregate amount over $25,000 be approved by the Board of Managers.

            (vi) The General Manager shall have other powers to perform such other duties as may be prescribed by the Board of Managers.

The General Manager shall have no power to take any action on behalf of the Company except as expressly authorized by this Section 4.08(c) or as otherwise authorized by the Board of Managers.

      (d) The Board of Managers shall maintain an insurance policy of comprehensive general liability coverage on behalf of the Company, and its Managers and employees, with a minimum combined single limit per occurrence of not less than the greater of (i) $5,000,000, or (ii) the minimum amount(s) required by the Company's agreements with Aladdin Gaming, LLC, Aladdin Bazaar, LLC and Aladdin Music, LLC in respect of the Project and the Redeveloped Aladdin.

      (e) The Board of Managers shall prepare a Capital Call Schedule, as described in Section 2.03(b), with respect to each Approved Annual Budget which requires additional capital to be contributed. Approval of the Capital Call Schedule must be made by the unanimous vote of all Managers present at the meeting at which such proposed Capital Call Schedule is considered. Notwithstanding the foregoing, no additional capital shall be required to be contributed to the Company under or pursuant to any Approved Annual Budget in contravention of the provisions of Section 2.03(a) hereof.

                                   ARTICLE V

                        REPORTS, RECORDS AND TAX RETURNS

      SECTION 5.01 BOOKS AND RECORDS; INSPECTION RIGHTS. Books, records and accounts shall be maintained by the Company showing its assets, liabilities, operations, transactions and financial condition in accordance with GAAP, except that Capital Accounts shall be maintained in accordance with Article III hereof. The Company books, budgets, analyses (including allocation and distribution methodologies and calculations, and Proportionate Share calculations), records (including invoices, canceled checks and other documents needed to justify costs and expenditures) and reports, a copy of the Articles of Organization and any amendments thereto or restatements thereof, executed copies of any powers of attorney pursuant to which any document has been executed, a copy of this Agreement and any amendments thereto, and all notices related to the appointment and removal of Managers required by Sections 4.02 and 4.03 shall be maintained at the business office of the Company and each Member (and the designated representatives of any Member) shall, at all reasonable times and during regular business hours, have the right to inspect and copy the same. Each Member shall also have the right to perform internal audit reviews of the above-referenced records at the business office of the Company at reasonable times and upon reasonable notice. Any resulting internal audit reports shall be provided to the Board of Managers, who shall review the same and agree on a response thereto.

      SECTION 5.02 FINANCIAL REPORTS. Within fifteen (15) days following the close of each fiscal month and sixty (60) days after the close of each Fiscal Year of the Company, the Board of Managers shall cause to be prepared (at the Company's expense) and furnished to each person who was a Member during the fiscal period then ended, a statement of profits or losses and a balance sheet. The monthly reports may be prepared with or without audit in the discretion of the Board of Managers; however the Board of Managers shall cause the annual reports to be prepared by or reviewed or audited by an independent certified public accountant.

      SECTION 5.03 TAX RETURNS AND FILINGS. Within ninety (90) days following the close of each Fiscal Year of the Company, the Board of Managers shall cause to be prepared (at the Company's expense) a United States Partnership Return of Income and cause to be furnished to each person who was a Member during the Fiscal Year a schedule of each such Member's share of income, credits and deductions on Schedule K-1 to IRS Form 1065 or on any other form then prescribed by the Internal Revenue Service for such purpose. All elections and options available to, or determinations as to items of income or expense of, the Company for Federal or state income tax purposes shall be taken, rejected or made by the Company in the sole discretion of the Board of Managers. In the event of a distribution of property made in the manner provided in Section 734 of the Code, or in the event of a transfer of any Interest in the Company permitted by this Agreement made in the manner provided in Section 743 of said Code, if the Board of Managers determines that the Company should file an election under Section 754 of the Code, any Member may file such an election in accordance with the procedures set forth in the applicable regulations promulgated thereunder.

      SECTION 5.04 TAX MATTERS MEMBER. Unicom is hereby appointed the "tax matters member" of the Company for all purposes pursuant to Sections 6221-6231 of the Internal Revenue Code, provided that the tax matters member shall not make any material tax elections on behalf of the Company without the prior consent of the Board of Managers. The Company shall not be obligated to pay any fees or other compensation to the tax matters member in its capacity as such, provided that the Company shall reimburse the tax matters member for any and all reasonable out-of pocket costs and expenses (including reasonable attorneys' and accountants' fees) sustained by the tax matters member in its capacity as tax matters member. To the maximum extent permitted by law, the Company shall indemnify, defend and hold the tax matters member harmless from and against any loss, liability, damage, cost, or expense

(including reasonable attorneys' and accountants' fees) sustained or incurred as a result of any act or decision concerning the Company tax matters and within the scope of its responsibility as tax matters member, except for losses, liabilities, damages, costs and expenses incurred as a consequence of the tax matters member's gross negligence or willful misconduct. As used in this Agreement, "gross negligence" means reckless and wanton conduct.

                                   ARTICLE VI

                          NONCOMPETITION BY NEW MEMBER;
                       OTHER BUSYNESS VENTURES OF MEMBERS

      SECTION 6.01 NONCOMPETITION BY NEW MEMBER. In the event that Unicom or NEICO transfers any Interests to an entity which is not a Unicom Affiliate or a NEICO Affiliate (as such terms are defined in Section 9.01), such entity (the "New Member") shall be subject to this Section 6.01. Such New Member (and any affiliate thereof) shall not, during the term of this Agreement, invest in or offer development services to or in connection with any "Thermal Project Possibility" (as hereinafter defined) which competes with, or is expected to compete with, the Company or any affiliate of the Company, except through the Company or an affiliate of the Company in which both Unicom (or a Unicom Affiliate thereof) and NEICO (or a NEICO Affiliate thereof) are members or stockholders. For the purposes of this Agreement, "Thermal Project Possibility" means any project involving the production, transportation and/or distribution of thermal energy, for the purposes of district cooling, district heating or site-specific projects in the State of Nevada, including associated cogeneration of electricity, but excluding projects involving solely the production, transportation and distribution of electrical power supplies and related services.

      SECTION 6.02 SOLICITATION OF EMPLOYEES. No Member (or affiliate thereof) shall during the term of this Agreement or for a period of three (3) years following its termination solicit the employees of another Member (or affiliate thereof) to leave their respective employment without the permission of such other Member.

      SECTION 6.03 COMPETING BUSINESS VENTURES PERMITTED. Subject to the other provisions of this Article, any Member (or any affiliate thereof) may engage and possess an interest in any other business venture of any nature, kind or description, including, but not limited to, a property or business competitive with the business conducted by the Company. No Member (or any affiliate thereof) shall have any obligation whatsoever to offer other investment opportunities to the Company or to any Member, or to share with the Company or any Member the profits and proceeds of any other investment opportunity.

                                  ARTICLE VII

                                 CONFIDENTIALITY

      SECTION 7.01 CONFIDENTIAL INFORMATION.

      (a) Each Member acknowledges and agrees that as a result of its participation in the Company, it will gain access to confidential information and technology of the other Member(s) ("Member Confidential Information"), and will also gain access to information and technology developed by the Company or by the Members in conjunction with the ordinary course of the Company's business for the purposes of developing the Project ("Company Confidential Information"). Member Confidential Information and Company Confidential Information are collectively hereinafter referred to as "Confidential Information". Confidential Information shall include, without limitation, training manuals, wiring diagrams, product formulae and specifications, quality control specifications, financial information, designs, drawings, technology, know-how, customer information and the like.

      Before providing documents containing Member Confidential Information to the Company or to another Member, each Member agrees to prominently label such documents "CONFIDENTIAL". If Members provide verbal Member Confidential Information to the Company or to another Member, each Member agrees to confirm the confidential nature of such information in a writing to the recipient within fifteen (15) business days of the disclosure. The protections provided by this
Section 7.01 will not apply to verbal Member Confidential Information unless and until such writing is received.

      Although not all Confidential Information is or will be the subject of patent, copyright or trade secret protection, all of the Confidential Information constitutes, or will constitute, important and valuable business information which, with respect to Member Confidential Information, is proprietary to the Member which provided it to the Company and, with respect to Company Confidential Information, to the Company itself. The Parties agree that all Confidential Information shall be and remain confidential in accordance with
Section 7.01(b). All Member Confidential Information shall be and remain the property of that Member, provided that the Company shall have a royalty-free license to use the same for so long as such Member remains a Member of the Company. All Company Confidential Information shall be the property of the Company.

      (b) Each Member covenants and agrees that it and its affiliates (including the Company) will, during the term of this Agreement:

            (i) hold all Confidential Information in strict confidence and not disclose, reveal or communicate Confidential Information to any third party without the prior written approval of the owner of such Confidential Information;

            (ii) protect Confidential Information from unauthorized disclosure to third parties exercising a standard of care with respect to such Confidential Information of not less than the standard of care exercised in protecting its own proprietary Confidential Information;

            (iii) not exploit for profit or otherwise any information, know-how, trade secrets or technology disclosed in Member Confidential Information except during the term of this Agreement for the benefit of the Company; and

            (iv) provide certification of destruction or, alternatively, return all Member Confidential Information and all copies thereof to its owner immediately following the dissolution of the Company or its cessation of business for any reason, or such Member's ceasing to be a Member of the Company.

      (c) All rights to Company Confidential Information shall be transferred upon the dissolution of the Company or its cessation of business for any reason to the then-existing Members.

      (d) No Member shall be responsible for any damages, expenses or other losses suffered by the Company or by any other Member as a consequence of any accidental or inadvertent disclosure of Confidential Information, provided that such Member promptly informs the Company or the other Member, as the case may be, of such disclosure upon such Member's becoming aware of such disclosure.

      (e) As used in this Section 7.01, Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of a breach of the covenant contained in this Section
7.01 by a Member or any affiliate of a Member or (ii) is or becomes available or known to a Member on a non-confidential basis from a source other than the Company or the other Member, provided that such source is not bound by a confidentiality agreement with the owner of the Confidential Information.

                                  ARTICLE VIII

                           REPRESENTATIONS OF MEMBERS

      As an inducement to the other Member to enter into this Agreement, the Members make the following representations:

      SECTION 8.01 DUE INCORPORATION; LEGAL AUTHORITY. Each Member represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; it has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it; and it is not in default under or in violation of any provision of its charter or bylaws.

      SECTION 8.02 AUTHORIZATION OF AGREEMENT AND PROPOSED TRANSACTIONS. Each Member represents and warrants that all corporate action on the part of such Member, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been taken. No consent or approval of any other person, governmental authority or regulatory body is required to authorize the execution and performance of this Agreement by the Member. This Agreement constitutes the valid and legally binding obligation of the Member, enforceable in accordance with its terms and conditions.

      SECTION 8.03 NONCONTRAVENTION. Each Member represents and warrants that neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:

            (a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Member is subject or any provision of its charter or bylaws; or

            (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which the Member is a party or by which it is bound or to which any of its assets is subject.

      SECTION 8.04 INVESTMENT. Each Member:

            (a) understands that the Interests have not been, and will not be, registered under the Securities Act of 1933, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering;

            (b) is acquiring the Interests which it is acquiring solely for its own account for investment purposes, and not with a view to the distribution thereof;

            (c) is a sophisticated investor with knowledge and experience in business and financial matters;

            (d) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Interests; and

            (e) is able to bear the economic risk and lack of liquidity inherent in holding the Interests.

      SECTION 8.05 RELATED NORTHWIND LITIGATION. Unicom represents that neither it nor its affiliates are involved in any litigation, whether arbitral or judicial, concerning any of its other agreements concerning other Northwind developer companies or Northwind operating companies.

                                   ARTICLE IX

                          TRANSFERABILITY OF INTERESTS

      SECTION 9.01 CONDITIONS FOR TRANSFERS OF INTERESTS. (a) Any Member may transfer, sell, convey, pledge or otherwise assign all or part of its Interests subject only to:

            (i) compliance with Sections 9.02 and 9.03 hereof; and

            (ii) the transferee's execution of a counterpart of this Agreement indicating its acceptance of the terms hereof (including the first refusal obligations on transfers of its Interests described in Section 9.02), and its making the representations and warranties to the other Members set forth in Article 8 (or, with respect to Section 8.01 if such transferee is not a corporation, its making similar representations and warranties as to its organization, existence, status, power and authority and the absence of defaults under its governing instruments, documents and agreements); and

            (iii) the approval of Members owning at least eighty percent (80%) of the interests (excluding the Member proposing to make the transfer); and

            (iv) the approval of the Board of Managers. The Board of Managers may condition its approval of any proposed transfer upon its receipt of legal opinions, in form, origin and substance acceptable to the Managers, verifying that such transfer will not result in any violation of applicable securities laws, impose on the Company any registration requirement under any securities law or result in any adverse tax consequence to the Company or to any Member; and

            (v) in the event that a judicial or governmental body requires that a Member transfer its Interest, such transfer need not be approved as required by Sections 9.01(a)(iii) and (a)(iv) hereof (but shall be subject to Sections 9.01(a)(i) and (ii));

provided, however, that, notwithstanding the foregoing, (w) Unicom may transfer all or any of its Interests to any "Unicom Affiliate" (as hereinafter defined) without complying with the foregoing restrictions (other than clause (ii) above) or Section 9.02 hereof and without the consent of any other Member, and (x) NEICO may transfer all or any of its Interests to any "NEICO Affiliate" (as hereinafter defined) without complying with the foregoing restrictions (other than clause (ii) above) or Section 9.02 hereof and without the consent of any other Member, and (y) NEICO may require that Unicom purchase the NEICO Interests held by NEICO as provided in Section 9.07 hereof, and (z) either or both of Unicom and NEICO may pledge its Interests as collateral security for the Company's obligations under any loan or line of credit made available to the Company pursuant to documents which have been approved by the Board of Managers and executed and delivered by the Company pursuant to such approval by the Board of Managers and any resulting secured party may exercise any rights it may have in connection therewith, in each case without complying with the restrictions in
Section 9.01(a) or Section 9.02.

      (b) For purposes hereof:

            "Unicom Affiliate" means any of Unicom Corporation and any other entity, whether a corporation, partnership, limited liability company, joint venture or other entity, as to which, at the relevant time, Unicom Corporation directly or indirectly owns or holds fifty percent (50%) or more of the (i) outstanding voting interests entitled to vote for election of the board of directors or board of managers or other governing body thereof, or (ii) general partnership interests or (iii) joint venture or other interests with respect thereto entitled to direct the management and affairs of such entity; and

            "NEICO Affiliate" means Nevada Power Company (or, if Nevada Power Company has a parent corporation at the relevant time of determination, such parent corporation of Nevada Power Company) and any other entity, whether a corporation, partnership, limited liability company, joint venture or other entity, as to which, at the relevant time, Nevada Power Company (or, if Nevada Power Company then has a parent corporation, such parent corporation of Nevada Power Company) directly or indirectly owns or holds fifty percent (50%) or more of (i) the outstanding voting interests entitled to vote for election of the board of directors or board of managers or other governing body thereof, or (ii) general partnership interests or (iii) joint venture or other interests with respect thereto entitled to direct the management and affairs of such entity.

      SECTION 9.02 RIGHT OF FIRST REFUSAL. No transfer, sale, conveyance, pledge, foreclosure upon or assignment of an Interest (a "Transfer"), including any Transfer made pursuant to Section 9.01(a)(v) but excluding any Transfer made pursuant to the proviso at the end of Section 9.01, shall be effective unless made in compliance with this Section 9.02. Any Member who desires to Transfer an Interest (a "Selling Member") to a third party must first submit a written notice (an "Offer Notice") to the Company and to each other Member (the "Other Members") describing the terms of the proposed Transfer and the identity of the proposed third party transferee (the "Proposed Transferee"). The Offer Notice shall offer to the Company and to each Other Member the right to purchase all but not less than all of the Interests proposed to be Transferred on the same terms and on the same conditions as those described in the Offer Notice, provided that any unique consideration proposed to be paid by the Proposed Transferee shall be reasonably valued and be payable in cash by the Company or by an Other Member exercising its option. If the Company does not elect to exercise its option with respect to the Interests proposed to be Transferred by notice given to the Selling Member and each of the Other Members within thirty
(30) days following the date of the Offer Notice, then each of the Other Members shall have the right to exercise its option to purchase its Proportionate Share (determined without reference to the Interests owned by the Selling Member) of all of the Interests proposed to be Transferred. The Other Members may assign among themselves their respective rights of first refusal subject to such terms and conditions as they may elect provided, however, that any Other Member not intending to exercise its right of first refusal must assign that right to one or more Other Members willing and able to exercise such right (to the extent such Other Members exist) at least five (5) business days prior to the end of the election period. Other Members may exercise their right to purchase by delivering notice thereof to the Company and to the Selling Member within forty-five (45) days following receipt of the date of the Offer Notice. The closing of any purchase of interests referenced in the Offer Notice which the Company or the Other Members elect to purchase shall take place at the business offices of the Company on the first business day following the ninetieth (90th) day following the date of the Offer Notice. If the Company and the Other Members have not elected to purchase all of the Interests referenced in the Offer Notice, the Selling Member shall be free, for a period of one hundred fifty
(150) days following the date of the Offer Notice, to sell all of the Interests referenced in the Offer Notice to the Proposed Transferee on terms and conditions no more favorable to the Proposed Transferee than those described in the Offer Notice. If such sale to the Proposed Transferee is not consummated within the 150-day period, the Selling Member may not Transfer any Interests to the Proposed Transferee or to any other person without again complying with the terms of this Section 9.02.

      SECTION 9.03 EXPENSES OF TRANSFER, INDEMNIFICATION. All reasonable expenses, including attorneys' fees and expenses, incurred by the Company in connection with any Transfer shall be borne by the transferring Member (except as otherwise provided in Section 9.07 with respect to a Transfer thereunder). Where a certificate evidencing Interests is presented to the Company with a request to register for transfer, the Company may require reasonable assurance that such certificate be endorsed or accompanied by appropriate instruments of transfer duly executed. Any such certificate surrendered to the Company for transfer shall be canceled and a new certificate issued by the Company to the transferee evidencing the Interests which are being transferred; provided that if less than all of the Interests evidenced by a surrendered certificate are to be transferred, then the Company shall also issue a new certificate to the transferor evidencing the Interests which the transferor is not transferring. In addition, except as otherwise provided in Section 9.07 with respect to a Transfer thereunder, the transferring Member shall indemnify the Company against any losses, claims, damages or liabilities to which the Company may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

      SECTION 9.04 TRANSFERS DURING A FISCAL YEAR. If any Transfer (other than a pledge or hypothecation) of an Interest in the Company shall occur at any time other than the last day of the Company's Fiscal Year, the distributive shares of the various items of Company income, gain, loss and expense as computed for tax purposes and the related cash distributions shall be allocated between the transferor and the transferee as provided in Section 3.02(b), except as otherwise required by Sections 3.01(a)(vii) and 3.04. As a condition to the consummation of such Transfer, the transferor and the transferee shall:

            (i) give the Company written notice, prior to the effective date of such Transfer, stating their agreement as to the allocation of income, gain, loss and expense; and

            (ii) agree to reimburse the Company for any incremental accounting fees and other expenses incurred by the Company in making such allocation.

      SECTION 9.05 SECURITIES LAWS. The Interests leave been issued pursuant to a claim of exemption from the registration or qualification provisions of federal and state securities laws and may not be sold or transferred without compliance with the registration or qualification provisions of applicable federal and state securities laws or applicable exemptions therefrom.

      SECTION 9.06 TRANSFEREES AS MEMBERS. All persons who properly acquire Interests pursuant to this Article IX shall be Members for all purposes. Any Member who disposes of all of its Interests pursuant to this Article IX shall, upon such disposition, cease to be a Member, provided that no such disposition shall relieve any Member of any liability to the Company or to any other Member to which it became subject prior to transferring its Interests

      SECTION 9.07 SPECIAL PROVISION. (a) Upon the occurrence of a "Put Event" within the "Put Period", as such terms are defined below, NEICO shall have the right to require Unicom to purchase the NEICO Interests held by NEICO for a purchase price of $125.00 payable in cash. Such right shall be exercisable by NEICO by delivery to Unicom of NEICO's written notice of exercise (the "Put Notice") stating that a "Put Event" has occurred, describing the same in reasonable detail and demanding that Unicom purchase the NEICO Interests pursuant to this
Section 9.07.

      (b) For purposes hereof, the following terms shall have the meanings indicated:

            "Put Event" shall mean any of:

            (i) entry of a final order by the Public Utilities Commission of Nevada (the "PUC") denying Nevada Power Company's Application for Approval to Provide Potentially Competitive Services by way of NEICO's ownership of Interests in the Company; or

            (ii) the expiry of the Put Period without the entry of an order by the PUC approving or granting Nevada Power Company's Application for Approval to Provide Potentially Competitive Services by way of NEICO's ownership of interests in the Company; or

            (iii) the expiry of the Put Period without the entry of an order by the PUC approving or granting the Company's request to be licensed as an "alternative seller" of electric power under applicable Nevada laws and regulations; or

            (iv) the Put Period expires before the commencement of retail open access in Nevada; or

            (v) a regulatory or judicial determination is sought that Northwind Aladdin may sell electric power in Nevada without being subject to regulation as to "public utility" under applicable Nevada law and regulations.

            "Put Period" shall mean the period of time commencing on the date of execution of this Agreement by NEICO and ending at 11:50 p.m. Las Vegas time on February 29, 2000.

      (c) In the event that NEICO exercises its right under this Section 9.07, concurrently with closing of the purchase by Unicom of the NEICO Interest:

            (i) Unicom shall assume all obligations of NEICO of future performance under:

                  (1) this Agreement;

                  (2) any Equity Contribution Agreement to which NEICO is a
            party; and

                  (3) under any pledge agreement under which the NEICO Interests have been pledged by NEICO as permitted by clause (z) of the proviso to Section 9.01(a),

      and shall execute and deliver to NEICO and any interested third parties an assumption agreement in form and substance reasonably satisfactory to NEICO and all such third parties evidencing such obligation;

            (ii) Unicom shall undertake to indemnify NEICO with respect to the obligations assumed by Unicom referred to above, and the Company shall undertake to indemnify NEICO with respect to all actions taken by the Company after the effective time of such Transfer of the

      NEICO Interests to Unicom, such undertakings to be evidenced by one or more written instruments reasonably satisfactory in form and substance to NEICO; and

            (iii) NEICO shall deliver to Unicom, against delivery of the sum of $125 in payment therefor, such written instruments of transfer as Unicom may reasonably request to evidence such Transfer of the NEICO Interests to Unicom, and the Company shall make record of such Transfer in its books and records of Membership and thereafter NEICO shall cease to be a Member.

                                   ARTICLE X

                        EXCULPATION AND INDEMINIFICATION

      SECTION 10.01 INDEMNIFICATION.

      (a) Subject to Section 10.01(c), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a Manager, Member, employee or agent of the Company, or is or was serving at the request of the Company as a Manager, Member, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      (b) Subject to Subsection 10.01(c), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Manager, Member, employee or agent of the Company, or is or was serving at the request of the Company as a Manager, Member, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for a claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      (c) Any indemnification under Sections 10.01(a) and (b), unless otherwise ordered by a court or advanced pursuant to Section 10.01(d), may be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, employee or agent is proper under the circumstances. This determination must be made by Members owning 51% of the Interests, whether or not such Members are parties to the subject action, or if they so order, by independent legal counsel in a written opinion.

      (d) The expenses of Members, Managers, employees or agents incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding. Should the Company agree to pay such expenses before the final disposition of the action, it must receive an undertaking by or on behalf of such Manager, Member, employee or agent to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.

      (e) Indemnification, unless ordered by a court pursuant to Section 10.01(b) or for the advancement of expenses pursuant to Section 10.01(d), may not he made to or on behalf of any Member, Manager, employee or agent if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

      (f) Indemnification rights under this Article shall continue for a person who has ceased to be a Member, Manager, employee or agent and inures to the benefit of his heirs, executors and administrators.

      (g) Each Member hereby indemnifies and holds harmless (on a net after-tax basis) the Company and the Managers against:

            (i) any taxes (including withholding taxes) imposed upon the income of or distributions to such Member, as well as any interest, penalties or additions to tax with respect thereto; and

            (ii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any amounts described in clause (i) above.

      (h) The provisions of this Section, and any other indemnification provisions in this Agreement, shall survive the termination of this Agreement.

                                   ARTICLE XI

                           DISSOLUTION OF THE COMPANY

      SECTION 11.01 DISSOLUTION. The Company shall be dissolved, its affairs shall be wound up and this Agreement shall terminate upon the earliest of:

            (a) December 31, 2022;

            (b) the agreement of all of the Members to dissolve the Company;

            (c) a decision is made by the Board of Managers, in its discretion, to dissolve the Company because it has determined in good faith that changes in any applicable law or regulation would be materially burdensome on the Company or any of its Members;

            (d) a decision by a governmental agency which effectively prevents the further involvement of Unicom or NEICO in the Company (provided that if such decision results in a Put Event occurring within the Put Period as contemplated by Section 9.07, then this Section 11.01 shall not have application as to such decision and the provisions of Section 9.07 shall govern);

            (e) financial insolvency or bankruptcy of any Member; or

            (f) as provided in Section 11.05.

      SECTION 11.02 APPOINTMENT OF LIQUIDATOR; AUTHORITY. Upon dissolution, the Company's business and assets shall be wound up and liquidated by the Company's liquidator. The Board of Managers shall appoint one or more persons to act as the liquidator in carrying out such liquidation. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in any reasonable manner that the liquidator shall determine to be in the best interest of the Members.

      SECTION 11.03 DISTRIBUTION UPON DISSOLUTION OF THE COMPANY. Upon dissolution of the Company, the Company's business shall be liquidated in an orderly manner and the liquidator winding up the affairs of the Company shall determine in its discretion which assets of the Company shall be sold and which assets of the Company shall be retained for distribution in kind to the Members. Assets to be distributed in kind shall be valued by the liquidator in its reasonable discretion. Subject to the LLC Statutes, after all liabilities of the Company have been satisfied or duly provided for, the remaining assets of the Company shall be distributed to the Members in accordance with their Capital Accounts, as adjusted pursuant to Section 3.03 and for all allocations made in connection with the liquidating event.

      SECTION 11.04 DEFICIT CAPITAL ACCOUNTS. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member's Capital Account.

                                  ARTICLE XII

                             SETTLEMENT OF DISPUTES

      SECTION 12.01 RESOLUTION OF DEADLOCKS. In the case of any deadlock by the Board of Managers with respect to any matter to be decided by the Board pursuant to this Agreement, or any deadlock by the Members with respect to any matter to be decided by them, the Members agree to submit such matter to the Chief Executive Officer of their ultimate parent for resolution. If such Chief Executive Officers are not able to resolve such deadlock within fifteen (15) days, then each of the Members shall have the right, at its option, to demand that a "shoot-out" be conducted pursuant to and in accordance with the procedures set forth in Section 12.02, provided that no Member may demand a "shoot-out" until at least thirty (30) days, and not more than ninety (90) days, after it has delivered a written "Fair Warning Notice" to each of the other Members describing the dispute in detail and expressly referencing this Section
12.01. No Member may demand a "shoot-out" pursuant to this Article XII after another Member has properly demanded a "shoot-out," unless such prior demand has been withdrawn.

      SECTION 12.02 SHOOT-OUT PROCEDURES. A Member shall demand a "shoot-out" (the "Putting Member") by issuing an offer (a "Buy-Sell Offer") to the other Member (the "Receiving Member") offering (a) to purchase all Interests of the Company owned by the Receiving Member at a price per Interest and on such other terms as are set forth in the Buy-Sell Offer (the "Proposed Terms"), and (b) to sell all Interests in the Company owned by the Putting Member to the Receiving Member on the same Proposed Terms. The Receiving Party shall be obligated to accept either the offer to sell or the offer to buy contained in the Buy-Sell Offer within thirty (30) days following the Receiving Party's receipt thereof. Any failure by the Receiving Party to respond to the Buy-Sell Offer shall be deemed to be an offer to sell all of the Receiving Party's Interests to the Putting Member on the Proposed Terms. Any sale pursuant to the Buy-Sell Offer shall close in that principal business office of the Company on the next business day following the 60th day following the delivery of the Buy-Sell Offer to the Receiving Member, or at such other time and place as the parties may agree.

                                  ARTICLE XIII

                                  MISCELLANEOUS

      SECTION 13.01 AMENDMENTS TO AGREEMENT. This Agreement may be amended, or provisions hereof waived, with the approval of the Board of Managers in accordance with Section 4.06 and the approval of Members owning not less than eighty (80%) percent of the Interests. All amendments and agreements to waive must be in writing and signed by the Board of Managers and the approving Members.

      SECTION 13.02 PRE-ORGANIZATION COSTS. Each of the Members shall bear its own costs of negotiating this Agreement.

      SECTION 13.03 SUCCESSORS, COUNTERPARTS. This Agreement:

            (i) shall be binding as to the successors in interest of the Members; and

            (ii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

      SECTION 13.04 GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall (a) be reformed by the arbitrator to the reflect the intent of the parties, or (b) if reformation is not possible, be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      SECTION 13.05 FILINGS. The Board of Managers shall promptly prepare, following the execution and delivery of this Agreement, any documents required to be filed and recorded, or in the Board of Managers' view, appropriate for filing and recording, under the LLC Statutes, and the Board of Managers shall promptly cause each such document to be filed and recorded in accordance with the LLC Statutes and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place. The Board of Managers or authorized officers of the Company shall also promptly cause to be filed, recorded and published such statements of fictitious business name and other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

      SECTION 13.06 GOODWILL. No value shall be placed on the name or goodwill of the Company or its Members.

      SECTION 13.07 NOTICES. All notices, requests and other communications required by this Agreement to any party hereunder shall be in writing (including a telecopy or similar writing). Each such notice, request or other communication shall be effective upon receipt. All notices required to be served upon a Member shall be served upon the Member's corporate secretary or its designated appointee. All notices required to be served upon the Board of Managers shall be served upon each Manager at the address listed in the respective Notice of Appointment on file in the Company records. All notices required to be served upon the Company shall be served upon each Member and each Manager.

      SECTION 13.08 ENTIRE AGREEMENT; CONSTRUCTION. This Agreement shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence and understandings. This Agreement is the result of negotiation and, accordingly, the normal rules of construction to the effect that any ambiguity shall be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

      SECTION 13.09 ARBITRATION.

      (a) Any controversy or claim arising out of or relating to this Agreement (other than deadlocks to be settled pursuant to Article XIII) or the breach thereof, shall be settled by arbitration in accordance with commercial rules of the American Arbitration Association ("AAA"). Arbitration proceedings conducted pursuant to this Section 13.09 shall be held in Denver, Colorado and shall be conducted by one neutral arbitrator.

      (b) Any claim for damages is limited to a party's actual damages. Members waive all claim to punitive, exemplary, special, indirect, consequential and incidental damages, and jurisdiction to award such damages is expressly withheld from the arbitrator.

      (c) Any provisional equitable remedy that would be available from a court of law shall be available from the arbitrator.

      (d) The arbitrator's award shall be made in writing. Upon the request of either party, the arbitrator will provide separate written findings of fact and conclusions of law. Judgment on any arbitration award may be entered by the arbitrator or by any party in any court having jurisdiction thereof. No party or arbitrator may disclose the existence, content or results of any arbitration award without the prior written consent of both parties except either: (i) to the extent necessary to enter and enforce a judgment based upon such award or
(ii) as required by governmental authorities having jurisdiction over a Member.

      (e) The award of the arbitrator shall be final and not subject to appeal. Each party to this Agreement hereby waives the benefit of any applicable law which would permit it to appeal the decision of the arbitrator to any court or other authority.

      (f) All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proofs. Notwithstanding the foregoing, the arbitrators shall be entitled to tax and assess costs against any party, except for the fees of attorneys, in favor of the prevailing party as part of any award.

      (g) The provisions of this Section 13.09 shall survive any termination of this Agreement.

      SECTION 13.10 PRESS RELEASES. All press releases and other public announcements regarding the formation of the Company and its ongoing business activities must be approved by the Members and shall be issued jointly by the Members.

      IN WITNESS WHEREOF, the undersigned have caused this Limited Liability Company Agreement to be executed and delivered by their authorized agents as of the date first written above.

                                       UTT NEVADA, INC.


                                       By:     /s/ Illegible
                                          --------------------------------------
                                       Title:
                                             -----------------------------------


                                       NEVADA ELECTRIC INVESTMENT COMPANY


                                       By:     /s/ Illegible
                                          --------------------------------------
                                       Title:
                                             -----------------------------------

                                                                       EXHIBIT A

                        TRADEMARKS AND CORPORATE IDENTITY
                                LICENSE AGREEMENT

      This LICENSE AGREEMENT (the "Agreement") is made and entered into this ___ day of ___, 1999 by and between UTT Nevada Inc., a Nevada corporation ("Licensor"), and Northwind Aladdin, LLC, a Nevada limited-liability company ("Licensee").

                                   WITNESSETH:

      WHEREAS, Licensor and its Affiliates are the owners of certain registered and unregistered trademarks, service marks and trade names (collectively, the "Trademarks" as further defined below);

      WHEREAS, Licensor desires to license said Trademarks to Licensee subject to the terms and conditions set forth herein;

      WHEREAS, Licensee desires to obtain rights to said Trademarks to use in connection with its construction and operation of a central energy plant for the Aladdin Hotel and Casino and the related Desert Passage Mall and a second hotel and casino located in the same complex on Las Vegas Boulevard in Clark County, Nevada (collectively, the "Aladdin Project") in the state of Nevada;

      NOW, THEREFORE, in consideration of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions and upon the terms hereof, the parties hereto hereby agree as follows:

1.    DEFINITIONS

      Unless otherwise defined herein, each capitalized term used herein that is defined in the Limited Liability Company Agreement dated February ___, 1999 between UTT Nevada Inc. and Nevada Electric Investment Company, as members (the same, as amended, restated, modified or supplemented and in effect from time to time, being herein referred to as the "LLC Agreement"), shall have the meaning specified for such term in the LLC Agreement. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

      a. "Agreement" has the meaning specified in the preamble hereto, as such agreement is amended and supplemented from time to time in accordance with its terms.

      b. "Trademarks" shall mean the trademarks, service marks and trade names and their associated goodwill set forth in Schedule 1 attached hereto and incorporated herein, and any registrations or applications for registration therefor.

2.    TRADEMARK

      a. License Grant. Upon the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-exclusive, non-transferable license and right in the state of Nevada to:

            i. use the Trademarks as part of the Licensee's corporate name;

            ii. Use the Trademarks to identify any services relating to Licensee's thermal project for the Aladdin Complex in Clark County, Nevada (the Licensee's "Thermal Project Business").

      b. License Restrictions. The Trademarks may be used by the Licensee only in the conduct of its Thermal Project Business and subject to the restrictions listed in Schedule 2 attached hereto and incorporated herein.

      c. Quality Control.

            i. The quality of Licensee's use of the Trademarks shall be at least as high as the high standards of quality established by Licensor and its Affiliates. Licensee's use of the Trademarks shall be in full compliance with the provisions, specifications and standards of all applicable federal, state and local laws and regulations and Licensee shall not knowingly do anything intended to bring disrepute to, or in any manner impair or damage, the Trademarks or the goodwill associated therewith.

            ii. Licensor shall have the right to review and evaluate all uses of the Trademarks (including, without limitation, the services provided by Licensee under the Trademarks and the related documents, instruments, media and other material bearing the Trademarks) from time to time for purposes of ensuring that Licensee's use of the Trademarks is consistent with the terms of this Agreement, including the restrictions listed in
      Schedule 2 hereto, and Licensee shall make available to representatives of Licensor any pertinent information requested. In the event that Licensor reasonably considers such uses are in violation of this Agreement or likely to adversely affect the goodwill associated with the Trademarks, Licensor may request Licensee to, and Licensee shall, improve or modify such uses or reach another mutually acceptable resolution of the issue with Licensor with regard to such uses.

      d. Notices. Licensee agrees that all uses of the Trademarks shall bear an appropriate notice (e.g., the "(R)" symbol, the """ symbol or the "K" symbol), or other applicable proprietary notices, as Licensor may require, or as may otherwise be prescribed by law, and shall likewise include such notices, as appropriate, in any and all advertising and promotional materials and the like related to the Trademarks.

3.    LICENSE FEES

      Licensee shall pay a license fee to Licensor in the sum of One Dollar ($1.00) per year for a period of twenty (20) years from the date of this Agreement in consideration of Licensor licensing the Trademarks to Licensee pursuant hereto. After the payment of the twentieth annual amount due, Licensee shall have no further obligation to pay a license fee under this Agreement.

4.    PROPRIETARY RIGHTS

      a. Licensor's Ownership, It is understood and agreed that Licensor and its Affiliates are the sole and exclusive owners of all worldwide right, title and interest in and to the Trademarks, including without limitation, any and all improvements or modifications thereto. Nothing contained herein shall be construed as an assignment to Licensee of any right, title and/or interest in and to the Trademarks, it being understood that all right, title and interest relating thereto is expressly reserved by Licensor and its Affiliates except for the rights being licensed hereunder. Licensee agrees that its use of the Trademarks and any goodwill associated therewith shall inure to the benefit of Licensor.

      b. Registration and Protection. Licensor has the sole right, but not the obligation, to obtain in its name and at its own cost appropriate registrations or other protection for the Trademarks. Licensee agrees to cooperate with Licensor, at Licensor's request and expense, in protecting, maintaining, enforcing and defending the Trademarks, including without limitation, providing any materials or information and executing any documents. Licensee agrees that it shall not at any time, without the prior written consent of Licensor, apply for any registration or other protection in its name or take any actions which would otherwise affect Licensor's or its Affiliates' rights in the Trademarks nor file any application or other document with any governmental authority or take any other action which could affect or is inconsistent with Licensor's or its Affiliates' ownership of the Trademarks or aid or abet any third party in doing so.

      c. Infringement. Licensee shall notify Licensor of any situation in which it believes the Trademarks are or may be infringed by a third party and Licensor shall notify Licensee of any situation in which it believes the Trademarks are or may be infringed by a third party so as to affect Licensee's rights granted hereunder in the Trademarks. If such situation affects Licensee's rights granted hereunder to use the Trademarks, Licensor shall have a reasonable amount of time to investigate the situation and to notify Licensee as to whether Licensor intends to enforce its rights against such third party. Should Licensor decide to enforce its rights: (i) it shall do so at its expense; (ii) Licensee shall cooperate with Licensor at Licensor's reasonable request; and (iii) Licensee shall have the right, but not the obligation, to participate in such enforcement with counsel of its choice and at its expense. If Licensor decides not to enforce its rights against such third party, (x) Licensee, upon the prior written approval of Licensor, may do so at its expense, and in Licensor's name, if necessary; (y) Licensor shall cooperate with enforcement; and (z) Licensor shall have the right, but not the obligation, to participate in such enforcement with counsel of its choice and at its expense. Under no circumstances shall any settlement of such a claim adversely affect the rights of Licensor or its Affiliates in the Trademarks unless Licensor consents in writing to such a settlement. Any monetary damages awarded in any suit shall, after payment of expenses incurred by the parties, be paid to Licensor.

5.    TERMINATION

      a. By Licensor. Licensor may terminate this Agreement:

            i. within ten (10) days of receipt by Licensee of Licensor's notice, when such notice is given under the provisions of Section 2.c.ii of this Agreement, in the event that Licensee fails to cure the misuse, deficiencies or other violation, or in the case of a misuse, deficiency or other violation which cannot be corrected within the aforesaid ten (10) day period, such additional reasonable period thereafter necessary to correct such misuse, deficiencies or other violation during which Licensee consistently and diligently attempts to rectify the misuse, deficiency or other violation;

            ii. in the event of any material breach or default by Licensee of any of Licensee's other agreements contained herein and the failure of Licensee to cure such breach or default within ten (10) days after receipt of written notice from Licensor requested such breach or default to be cured; or

            iii. in the event that Licensee becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise, or Licensee's written admission of an inability to pay its debts generally as they come due, and any such proceeding is not dismissed within sixty (60) days.

      b. By Mutual Consent. The parties may terminate this Agreement by mutual consent.

      c. Termination Relating to the LLC Agreement. This Agreement shall automatically terminate: (i) upon the termination or expiration of the LLC Agreement for any reason or (ii) at such time as neither Licensor nor any of Licensor's Affiliates own an interest in the Licensee under the terms of the LLC Agreement.

      d. Right and Duties Upon Termination. Upon termination of this Agreement for any reason:

            i. the licenses granted hereunder shall immediately cease and all rights granted to Licensee in the Trademarks hereunder shall forthwith revert to Licensor who shall be free to license others to use the Trademarks;

            ii. Licensee shall immediately cease and refrain from further use of Trademarks, or any mark or trade name confusingly similar thereto and shall file all documents with the Nevada Secretary of State and any other governmental authority to change its name to exclude any reference to the Trademarks, or any mark or trade name confusingly similar thereto.

6.    GENERAL

      a. Assignment of Right of Licensor to Assign to Affiliates. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by either party (except by operation of law in connection with a merger involving, or sale of substantially all of the assets of, such) without the prior written consent of the other party hereto; provided, however, that Licensor, at all times, without regard to the foregoing requirement to obtain the prior written consent of Licensee, may assign any or all of its rights, duties, responsibilities and obligations hereunder to one or more of its Affiliates.

      b. Complete Agreement; Construction. This Agreement and the Schedules hereto shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

      c. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

      d. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

            to Licensor:

            UTT Nevada Inc.
            c/o UT Holdings, Inc.
            30 West Monroe Street
            Suite 500
            Chicago, IL 60603
            Attention:  President
            to Licensee:

            Northwind Aladdin, LLC
            6655 West Sahara Avenue
            Suite B102
            Las Vegas, NV 89146
            Attention:  General Manager

      e. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto.

      f. Waivers. The failure of any party hereto at any time to require strict performance by the other party hereto of any provision hereof shall not waive or diminish such party's right to demand strict performance thereafter of that or any other provision hereof.

      g. No Third Party Beneficiaries. This Agreement is solely far the benefit of the parties hereto and their respective subsidiaries and shall not confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

      h. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      i. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

      j. Relationship of Parties. Nothing herein contained shall be deemed or construed by Licensee or Licensor or for any other party as creating the relationship of principal and agent or of a partnership or joint venture among the parties hereto.

      k. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Licensor and Licensee.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                       UTT NEVADA INC.

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       NORTHWIND ALADDIN, LLC

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

     AMENDMENT TO NORTHWIND ALADDIN, LLC LIMITED LIABILITY COMPANY AGREEMENT

      THIS AMENDMENT TO NORTHWIND ALADDIN, LLC LIMITED LIABILITY COMPANY AGREEMENT (this "Amendment") is entered into as of the 15th day of March, 2002 by and between ETT Nevada, Inc., a Nevada corporation ("ETT"), and Nevada Electric Investment Company, a Nevada corporation ("NEICO")

                                   WITNESSETH:

      WHEREAS, ETT and NEICO have entered into that certain Limited Liability Company Agreement, dated as of March 18, 1999 (the "Agreement"); and

      WHEREAS, ETT and NEICO desire to amend certain provisions of the Agreement on the terms hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ETT and NEICO hereby agree as follows:

      1. Definitions. Terms defined in the Agreement which are used herein shall have the same meanings as are set forth in the Agreement for such terms unless otherwise defined herein.

      2. Amendment to Agreement. The Agreement is hereby amended by (i) inserting the word "or" after the semicolon in the last line of Section 11.01(d) of the Agreement, (ii) deleting Section 11.01(e) of the Agreement and (iii) renumbering Section 11.01(f) of the Agreement as Section 11.01(e).

      3. Reference to the Effect on the Agreement.

            (a) Each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

            (b) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment to any provision of the Agreement nor a waiver of any right, power or remedy of ETT or NEICO, nor constitute a waiver of, or consent to any departure from, any provision of the Agreement.

      4. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

      5. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Nevada without regard to its conflicts of laws provisions.

      IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written, with an effective date as of such date.

                                       ETT NEVADA, INC.


                                       By:    /s/ James Abromitis
                                          --------------------------------------
                                       Name:      James Abromitis
                                            ------------------------------------
                                       Title:     President
                                             -----------------------------------


                                       NEVADA ELECTRIC INVESTMENT COMPANY


                                       By:    /s/ Richard J. Coyle, Jr.
                                          --------------------------------------
                                       Name:      Richard J. Coyle, Jr.
                                            ------------------------------------
                                       Title:     President
                                             -----------------------------------


                                       2